Exhibit 99.1

Contact:	Robert Jaffe
PondelWilkinson Inc.
(310) 279-5980

LANNETT REPORTS FISCAL 2012 FOURTH-QUARTER,

FULL-YEAR FINANCIAL RESULTS

Philadelphia, PA — September 6, 2012 — Lannett Company, Inc. (NYSE MKT: LCI) today reported financial results for the fiscal 2012 fourth quarter and full year ended June 30, 2012.

For the fourth quarter of fiscal 2012, net sales rose 40% to $35.7 million from $25.5 million for the same quarter last year.  Gross profit more than tripled to $12.0 million from $3.8 million for the fiscal 2011 fourth quarter.  As a percentage of net sales, gross margin was 34% compared with 15% for the fiscal fourth quarter of last year.  Research and development (R&D) expenses were $4.0 million compared with $3.0 million in the fiscal 2011 fourth quarter.  Selling, general and administrative (SG&A) expenses were $5.4 million, compared with $4.2 million in the same quarter of the prior year.  Operating income was $2.6 million compared to an operating loss of $3.4 million for the fourth quarter of fiscal 2011.  Net income attributable to Lannett Company was $1.4 million, or $0.05 per diluted share, versus a net loss attributable to Lannett Company of $1.9 million, or $0.07 per share, for the comparable quarter of fiscal 2011.

“Our solid operating results in the 2012 fourth quarter were in line with expectations and continue to demonstrate the positive momentum we have generated over the last few quarters,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “The key drivers for the quarter were strong sales of key higher margin products, including recently approved drugs and several of our pain management products, as well as improved manufacturing efficiencies.  Looking ahead, we have a healthy pipeline, with a number of drug applications pending at the FDA.  We expect to increase our development activities to add breadth and diversity to our product portfolio.”

For the fiscal 2012 full year, net sales increased to $123.0 million from $106.8 million for the prior year.  Gross profit rose to $38.9 million from $23.3 million for fiscal 2011.  As a percentage of net sales, gross margin was 32% compared with 22% for the prior year.  R&D expenses were $11.8 million compared with $8.6 million for fiscal 2011.  SG&A expenses were $20.2 million compared with $15.9 million for the prior year.  Operating income was $6.9 million compared to an operating loss of $1.2 million for fiscal 2011.  Net income attributable to Lannett Company was $3.9 million, or $0.14 per diluted share, compared to net loss attributable to Lannett Company of $277,000, or $0.01 per share, for the prior year.

Conference Call Information and Forward-Looking Statements

Later today, the company will host a conference call at 4:30 p.m. ET to review its results of operations for the fiscal 2012 fourth quarter and full year ended June 30, 2012.  The conference call will be available to interested parties by dialing 800-447-0521 from the U.S. or Canada, or 847-413-3238 from international locations, passcode 33207873.  The conference call will also be available through a live audio Internet broadcast at www.lannett.com.  A playback of the call will be archived and accessible at this site for at least three months.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance and regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942 and celebrating its 70th anniversary, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, the expected product approvals, the successful commercialization of recently approved products and product applications pending at the FDA, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

# # #

FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except for share and per share data)

	Three months ended		Fiscal Year ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$35,690	$25,507	$122,990	$106,835
Cost of sales	23,196	21,231	81,985	81,899
Amortization of intangible assets	470	489	1,879	1,875
Product royalties	11	32	179	(259)

Gross profit	12,013	3,755	38,947	23,320

Research and development expenses	3,994	3,030	11,844	8,587
Selling, general, and administrative expenses	5,413	4,156	20,193	15,912

Operating income (loss)	2,606	(3,431)	6,910	(1,179)

Other income (expense):
Foreign currency gain (loss)	(56)	2	(62)	7
Gain (loss) on sale of assets	—	(6)	4	(22)
Realized gain on investments	21	—	236	74
Unrealized gain (loss) on investments	(293)	150	(339)	132
Grant Income	—	410	—	410
Interest and dividend income	25	51	142	91
Interest expense	(59)	(39)	(273)	(214)
	(362)	568	(292)	478

Income (loss) before income tax expense (benefit)	2,244	(2,863)	6,618	(701)
Income tax expense (benefit)	812	(1,015)	2,600	(461)
Net income (loss)	1,432	(1,848)	4,018	(240)
Less net income attributable to noncontrolling interest	(17)	(16)	(70)	(37)

Net income (loss) attributable to Lannett Company, Inc.	$1,415	$(1,864)	$3,948	$(277)

Earnings (loss) per common share - Lannett Company, Inc.:
Basic	$0.05	$(0.07)	$0.14	$(0.01)
Diluted	$0.05	$(0.07)	$0.14	$(0.01)

Weighted average number of shares outstanding:
Basic	28,276,573	28,393,491	28,263,335	26,758,552
Diluted	28,384,177	28,393,491	28,408,432	26,758,552

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	(Unaudited)
	June 30, 2012	June 30, 2011

ASSETS
Current Assets
Cash and cash equivalents	$22,562	$5,277
Investment securities	6,667	19,382
Trade accounts receivable (net of allowance of $124 and $124, respectively)	42,215	33,464
Inventories, net	27,064	26,903
Income taxes receivable	2,120	3,636
Deferred tax assets	4,833	4,538
Other current assets	1,020	942
Total Current Assets	106,481	94,142

Property, plant and equipment, net	34,909	29,929
Construction in progress	2,159	5,761
Intangible assets (product rights), net	4,429	5,910
Deferred tax assets	9,069	10,446
Other assets	1,171	1,556
Total Assets	$158,218	$147,744

LIABILITIES
Current Liabilities
Accounts payable	$17,989	$18,378
Accrued expenses	1,572	1,354
Accrued payroll and payroll related	3,144	935
Current portion of long-term debt	648	629
Rebates, chargebacks and returns payable	17,039	13,564
Total Current Liabilities	40,392	34,860

Long-term debt, less current portion	6,513	7,193
Other long-term liabilities	—	2
Total Liabilities	46,905	42,055
Commitment and Contingencies

SHAREHOLDERS’ EQUITY
Common stock - authorized 50,000,000 shares, par value $0.001; issued, 28,594,437 and 28,403,946 shares, respectively; outstanding, 28,252,192 and 28,247,335 shares, respectively	29	28
Additional paid in capital	99,515	97,082
Retained earnings	13,236	9,288
Accumulated other comprehensive income (loss)	(63)	24
Treasury stock at cost - 342,245 and 156,611 shares, respectively	(1,594)	(872)
Total Shareholders’ Equity Attributable to Lannett Company, Inc.	111,123	105,550
Noncontrolling interest	190	139
TOTAL SHAREHOLDERS’ EQUITY	111,313	105,689

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$158,218	$147,744